EXHIBIT 99

FOR IMMEDIATE RELEASE                                Contact:  Jerold R. Kassner
November 9, 2005                                                     Swank, Inc.
                                                               Taunton, MA 02708
                                                                  (508) 822-2527

                                   SWANK, INC.
                                  NEW YORK, NY

                     SWANK, INC. REPORTS NET INCOME FOR THE
                QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2005

NEW YORK,  November  9, 2005 -- John  Tulin,  President  of  SWANK,  INC.,  (the
"Company" or "Swank") (OTC:SNKI), today reported increased net sales and improved operating results for the Company's third quarter and nine months ended September 30, 2005:

(In thousands except shares and per share)
                                                                   Three months                Nine months
                                                               Ended September 30           Ended September 30
                                                             -----------------------     ------------------------
                                                                2005          2004         2005            2004
                                                             ---------     ---------     ---------      ---------
Net sales                                                      $25,934       $22,028       $67,202        $65,695

Income (loss) from operations before income tax and
non-recurring items                                                915           279            58           (493)

(Gain) on termination of real property lease                         -             -           (75)        (1,090)
Write-off of deferred financing costs                                -             -             -            589

Net income                                                        $915          $279          $133             $8

Share and per share information:

Basic weighted average common shares outstanding             5,687,072     5,522,490     5,594,017      5,522,490

Basic net income per common share outstanding                     $.16          $.05          $.02           $.00

Fully diluted weighted average common shares outstanding     6,223,120     5,947,810     5,918,109      5,814,507

Fully diluted net income per common share outstanding             $.15          $.05          $.02           $.00


     Net income for the quarter ended September 30, 2005 was $915,000, or $.15 per common share on a fully diluted basis, compared to net income of $279,000, or $.05 per fully diluted common share for the corresponding quarter last year. For the nine-month period, the Company's net income was $133,000, or $.02 per fully diluted share, compared to net income of $8,000, or $.00 per fully diluted share, for the nine months ended September 30, 2004. Net income for the nine-month period last year included a net non-recurring gain of $501,000, consisting of a $1,090,000 one-time gain on the termination of the Company's lease at its former Norwalk, CT facility, offset in part by a one-time $589,000 charge relating to the refinancing of the Company's credit facility.

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November 9, 2005                                                     SWANK, INC.
Page 2

     Commenting on the results for the quarter and year to date periods, John Tulin, President, said "The favorable results for the third quarter were driven mainly by the strength of our jewelry business and by shipments associated with the recent launch of two new belt merchandise programs. Jewelry net sales for the quarter were 41% ahead of last year due to the Company's ability to capitalize on positive menswear trends that continue to emphasize a more dressy look, including French cuff shirts and related accessories. Our belt business also performed well during the quarter as we took advantage of several new opportunities to increase our market share."

     Net sales for the quarter ending September 30, 2005 were $25,934,000, reflecting an increase of $3,906,000, or 18%, compared to the quarter ending September 30, 2004. For the nine-month period ending September 30, 2005, net sales totaled $67,202,000, an increase of $1,507,000, or 2%, compared to the corresponding period last year. The increase during both the quarter and nine-month period was principally due to higher shipments of the Company's jewelry, belts, and personal leather goods merchandise, offset in part by costs associated with the launch of certain new belt programs. Men's jewelry net sales increased 41% and 36% during the quarter and year to date periods ending September 30, 2005, respectively reflecting continued strong consumer demand. The improvement in the Company's jewelry business this year has been driven mainly by a shift in men's fashion trends favoring a more formal look that includes French-cuff dress shirts and related accessories.

     The Company's belt net sales increased 22% during the quarter mainly due to higher sales to certain of the Company's major accounts and initial merchandise shipments associated with the expansion of certain private label programs. For the nine-month period ending September 30, 2005, belt net sales increased 2% due to strong demand for certain of the Company's branded merchandise lines and shipments associated with the launch of the new private label programs. Personal leather goods net sales increased 5% for the quarter but declined 10% for the nine-month period, both compared to the corresponding periods in 2004. The increase during the quarter was due principally to higher net shipments of certain branded merchandise collections offset in part by a decline in private label shipments. The decrease for the nine-month period is due to lower shipments of private label goods offset in part by increased shipments of certain branded merchandise lines.

     Net sales for the nine-months ended September 30, 2005 and September 30, 2004 include the effect of an adjustment recorded each year during the second quarter to reflect the difference between actual customer returns received during the Company's spring selling season (January through June) and the allowance for returns established at the end of the preceding fiscal year. This adjustment increased net sales by $814,000 for the nine-month period ended September 30, 2005, compared to $1,703,000 for the

November 9, 2005                                                     SWANK, INC.
Page 3

comparable period in 2004. The Company's actual return experience during both the spring 2005 and spring 2004 seasons was better than anticipated compared to the reserves established at December 31, 2004 and December 31, 2003, respectively, principally due to lower than expected returns for men's leather goods and belts. The reserve at December 31, 2004 assumed additional returns would be received during the spring 2005 season in connection with the repackaging of one of the Company's personal leather goods programs. The actual returns associated with this repackaged program, however, were less than originally anticipated due to heavier in-store promotional expenditures that accelerated retail sales of existing merchandise. Returns for all other personal leather goods merchandise during the spring 2005 season decreased by 41% compared to the same time last year.

         Gross profit for the quarter and nine-months ending September 30, 2005 increased $893,000, or 12%, and $541,000, or 3%, respectively. Gross profit expressed as a percentage of net sales for the quarter was 31.9%, compared to 33.6% last year. For the nine-month period, gross profit as a percentage of net sales was 32.6%, approximately even with last year's 32.5%. The increase in gross profit during the quarter was primarily due to the increase in net sales, reduced inventory control costs normally associated with the disposal of excess inventory, and a more favorable overhead variance stemming mainly from the increase in jewelry purchases. The increase during the nine-months ending September 30, 2005 was primarily due to higher net sales and an increase in initial markup resulting from increased sales of higher-margin jewelry merchandise and a more favorable belt sales mix during the period.

          Certain of the preceding paragraphs contain forward-looking statements which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

          Swank designs and markets men's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", "Geoffrey Beene", "Claiborne", "Guess?", "Pierre Cardin", "Field & Stream", "City of London", "Ted Baker", "Colours by Alexander Julian", and
"Swank". Swank also distributes men's jewelry and leather items to retailers under private labels.

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